AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO ASSET PURCHASE AGREEMENT is dated as of the 24th day of March, 2014

BETWEEN:

PLAZA  BALLROOM & EVENT  CENTRE  LLC,  a limited liability company incorporated under the laws of the State of Florida  and having a registered address of 111 U.S. Highway One, N. Palm Beach, FL 33408

(herein called the “Seller”)

AND:

BALLROOM  DANCE  FITNESS INC., a company incorporated under the laws of the State of Florida and having a registered address at 6301 N.W.5th Way, Suite 1400, Ft. Lauderdale, FL 33308

(herein called the “Purchaser” “Buyer”)

WHEREAS, the Seller and Purchaser entered into that certain asset purchase agreement dated October __, 2013 (the "Asset Purchase Agreement"), pursuant to which Purchaser acquired from the Seller all of the Seller’s rights, title and interest in and to those certain assets identified on Exhibit A attached thereto, including that certain dance studio  lease thereto, the domain address of  www.thePlazaBallroom.com   and associated website and the data base of approximately 1,100 customers (collectively, the “Assets”); and

WHEREAS, the parties desire to enter into this Amendment to amend Section  1.2 as set forth below, and all other provisions shall remain valid and binding;

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and between the parties hereto as follows:

AGREEMENT

1.   Section 1.2 shall be amended as follows:

1.2 Consideration.  In consideration of the sale, transfer and assignment to the Purchaser of the Assets, the Purchaser shall, at Closing, pay aggregate consideration in the amount of $325,000.00 consisting of:(i) cash in the amount of $25,000 with a $5,000 non-refundable advance; and (ii) issue in the name of the Seller or in such other name of the Seller as the Seller may otherwise direct, an aggregate of 1,000,000 shares of restricted common stock of the Purchaser on a fully diluted basis (the "Shares"). The Shares are currently valued at $300,000 based on the last closing price of the Shares of $0.30 per share as reported by the OTC Bulletin Board on September 3, 2013 (hereinafter referred to as the “Purchase Price”).

The Purchaser agrees that the above consideration constitutes full payment of the Purchase Price in addition to the following:

(a)  The Purchaser agrees to provide funding for acquisition of the premises on the left side of the dance studio (the "Plaza Ballroom"), which is estimated at $50,000 with completion time in 12 months.

(b)  The Purchaser agrees to provide a further investment of $70,000 to add a kitchen to the Plaza Ballroom, which estimated completion time is six months.

(c)  The Purchaser agrees to loan $20,000.00 with interest at the rate of 8% per annum to "Your Events 4 Less, Inc." or, in the alternative, to acquire a 10% equity interest in "Your Events 4 Less, Inc."

(d)  The Purchaser agrees to extend the management contracts for Ann Morello and Joseph S. Morello for a period of five years and to not interfere with the operational aspects of the Seller providing the Seller attains certain pre-determined goals as set forth in the respective management contracts.

(e)  In the event the Purchaser desires to change management, a minimum buyout of $150,000 in cash would be required or the issuance of an additional 1,000,000 shares of restricted common stock of the Purchaser with a minimum value of $0.20 per share would be paid or issued to the Seller.

(f) In the event William Forhan is removed or resigns as the President/Chief Executive Officer of the Purchaser for any reason, a buyout of a minimum of $300,000 or the agreed upon market value of the Seller will be offered. An independent appraiser will be engaged to determine and arbitrate reasonable fair market value of the Seller. And, further, Ann Morello shall also have the right to buy back the interest sold as set forth in the Asset Purchase Agreement in accordance with the terms and provisions of the buy and sell provision in that certain disability agreement dated ____.

2.  Miscellaneous

2.1 All other provisions of the Asset Purchase Agreement are deemed valid and remain in full force and effect.

2.2  The Seller represents and acknowledges that the execution and delivery by the Seller of this Amendment to the Asset Purchase Agreement is within the power of the Seller, has been duly authorized by all necessary corporate action on behalf of the Seller and does not: (i) require the consent of any other person or party; (ii) contravene or conflict with any provision of applicable law or the certificate of incorporation or other corporate agreement of the Seller; or (iii) contravene or conflict with or result in a default under any other instrument or contract to which the Seller is a party.

2.3

The Purchaser represents and acknowledges that the execution and delivery by the Purchaser of this Amendment to the Asset Purchase Agreement is within the power of the Purchaser, has been duly authorized by all necessary corporate action on behalf of the Purchaser and does not: (i) require the consent of any other person or party; (ii) contravene or conflict with any provision of applicable law or the certificate of incorporation or other corporate agreement of the Purchaser; or (iii) contravene or conflict with or result in a default under any other instrument or contract to which the Purchaser is a party.

2.4   This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first indicated above.

BALLROOM DANCE FITNESS INC.

By:
Name: William Forhan
Title: President/CEO

PLAZA BALLROOM & EVENT CENTRE LLC

By:
Name:
Title: Sole Owner

SCHEDULE A

DESCRIPTION OF ASSETS

Dance Floor $ 12,196

Tables $ 3,500

Chairs $1,350

4 stainless steel tables $ 300

Freezer $300

2 Refrigerators $ 1,400

Warming Oven $600

Large Triple Sink $ $700

Small triple sink $120

Office Furniture $750

Portable Bar $ 1,200

2 Amplifiers $400

4 JB Speakers $ 1,000

1 Music mixer $290,

Art: 6 @  $1,000 each $6,000

front table and 4 chairs $900.

TOTAL….$31,016

Schedule B

Management Agreement

1.

Sean Forhan cannot give private lessons at the Plaza unless he has an agreement with Caruso Dancesport. He will have to negotiate a deal with Caruso.

2

Sean can have his group sessions relative to his video without conflicting with Angelo Caruso.

3

Ballroom Dance Fitness cannot interfere with the decision process of Plaza Ballroom until such time as Ann wishes to leave.

4.   If the Ballroom Dance Fitness, Inc wishes to make changes, Ann will the be afforded the option to sell her interest and  turn over full control to Ballroom Dance Fitness, Inc.

5. The Buy/Sell agreement must be incorporate within nine months of the original agreement. The purpose of this is not to have either of the contractual parties have to accept the heir to the estate of involving themselves a decision making stockholder (Ballroom Fitness, Inc or Plaza Ballroom & Event Centre, LLC).

6. It is understood the sale can be rescinded if payments are not made, per section 1.2 of this agreement

The remaining decision making stockholders will continue to operate according to agreements on file and the estate will receive the deceased individual shares (common/preferred) and may not be in a position to make decisions. There also should be a provision that these stocks can only be sold up to a percentage so as not to delete the value of the stock. Percentage to be determined to avoid such a situation.

BDF Plaza Revised Agreement II October 13 2013